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AT EMISPHERE TECHNOLOGIES, INC. Stewart Siskind Investor Relations	BMC Communications Dan Budwick 212-477-9007 ext. 14

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EMISPHERE ANNOUNCES EXECUTIVE MANAGEMENT CHANGES

Tarrytown, NY – January 16, 2007 -— Emisphere Technologies, Inc. (“Emisphere”, NASDAQ: EMIS) today announced that Michael M. Goldberg, M.D. Emisphere’s Chief Executive Officer, Chairman of the Board, and member of the board, has been terminated as Chief Executive Officer and Chairman of the Board, effective January 16, 2007. Emisphere will seek to replace Dr. Goldberg as a member of the Board at its next annual meeting of stockholders.

Emisphere’s Board of Directors has begun searching for a permanent CEO. Candidates both inside and outside Emisphere are being considered. Lewis H. Bender, a 13-year veteran of the Company and current Senior Vice President of Business Development, will act as interim CEO while Emisphere conducts its search for a permanent CEO.

About Emisphere Technologies, Inc.

Emisphere Technologies, Inc. is a biopharmaceutical company pioneering the oral delivery of otherwise injectable drugs. Emisphere’s business strategy is to develop oral forms of injectable drugs, either alone or with corporate partners, by applying its proprietary eligen® technology to those drugs or licensing its eligen® technology to partners who typically apply it directly to their marketed drugs. Emisphere’s eligen® technology has enabled the oral delivery of proteins, peptides, macromolecules and charged organics. Emisphere and its partners have advanced oral formulations or prototypes of salmon calcitonin, heparin, insulin, parathyroid hormone, human growth hormone and cromolyn sodium into clinical trials. Emisphere has strategic alliances with world-leading pharmaceutical companies. For further information, please visit the Emisphere website, http://www.emisphere.com .

Safe Harbor Statement Regarding Forward-looking Statements

The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical facts (including without limitation those regarding the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere’s product candidates and the sufficiency of Emisphere’s cash and other capital resources) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, Emisphere’s ability to fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in Emisphere’s Annual Report on Form 10-K (file no. 1-10615) filed on March 16, 2006, and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006, and September 30, 2006.

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